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                                                                    EXHIBIT 10.1


September 9, 2002


Ms. Sheri Miksa
7041 Cascade Ave. S.E.
Snoqualmie, WA  98065

Dear Sheri:

I am pleased to confirm our offer of employment made to you for the position of President and Chief Operating Officer for Rubio's Restaurants, Inc. (Rubio's) reporting directly to me under the terms and conditions outlined below:

Start Date:  September 9, 2002

Base Salary: An annual rate of $300,000, paid biweekly at a rate of $11,538.46, and subject to withholdings and deductions as required by law. Your salary will be reviewed annually by the Board of Directors and may be adjusted based on such review.

Bonus Plan: For calendar year 2002, you will be eligible to earn up to 50% of your base salary if pretax income equals budget in accordance with the Rubio's Fiscal 2002 Executive Bonus Plan. Additionally, 7.5% of pretax income above budget for 2002 will be paid in accordance with the terms of such bonus plan for 2002. The bonus plan will be adjusted if changes are made to GAAP or accounting principles permitted by SEC rules. Both bonuses will be prorated by the number of months you are employed with Rubio's for 2002. For calendar year 2003 and later calendar years, you will participate in the Executive Bonus Plans developed for those years as ultimately approved by the Compensation Committee of the Board of Directors.

You may also participate in other bonus or incentive plans adopted by Rubio's that are applicable to your position. Bonus criteria for each subsequent year will be mutually determined within a reasonable period of time at the close of each fiscal year.

Stock Options: Stock Options for 300,000 shares of Rubio's Restaurants, Inc. common stock, pursuant and subject to Rubio's 1999 Stock Incentive Plan, will be granted to you on the Start Date at the closing market price on the date of grant. The options will be incentive options to the maximum number permitted by IRS regulations, with the remainder to be granted as non-qualified stock options. The aggregate number of Options will vest at 20% at the end of the first year and each month thereafter for 48 months on a pro-rata basis.


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Sheri Miksa
September 9, 2002
Page 2 of 6


Stock Options - Change of Control: Fifty percent (50%) of all of your then unvested options will be fully vested upon the occurrence of a "Change of Control". A "Change of Control" means the occurrence of any one of the following: (a) any transaction or series of transactions that results in any person, entity or group acting in concert, acquiring cumulative "beneficial ownership" (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) directly or indirectly, of more than 50% of the aggregate voting power of all classes of capital stock of the Company; (b) a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting power represented by the voting securities of the surviving entity immediately after such merger or consolidation; or (c) the shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of its assets. In addition to any other compensation and benefits due or payable to you at the time, all of your remaining unvested options following a Change of Control will be fully vested if within twelve (12) months after such Change of Control, you are terminated without Cause or you voluntarily resign your employment after, without your consent (i) your compensation or responsibilities as an employee are reduced, or
(ii) your principal place of employment is moved to a location outside a fifty
(50) mile radius of Company's existing headquarters in Carlsbad, California.

Relocation: You will be relocating to the San Diego area as soon as possible, and will work full-time from Rubio's Carlsbad office. A one-time payment of $100,000 will be made for relocation expenses and is expected to cover all reasonable and customary relocation costs for you and your family (i.e., home sale, home purchase, movement of household goods, temporary living expenses, interim travel to former location expenses, etc.). Amounts above the allowable IRS reimbursements for relocation will be grossed-up for taxes at the applicable state and federal tax rates. You will need to submit relocation expense receipts to Rubio's Controller who will work with you to mitigate the tax impact for both you and the Company. If the relocation allowance is not sufficient to cover all prudent expenses, it is our intent that you will not be out-of-pocket as a result of this move.

Automobile: Car allowance of $750 per month plus $0.15 per mile (exclusive of commuter mileage).

Vacation: 10 days per year accrued pro-rata on a monthly basis.

Health Plans: You will be eligible to participate in Rubio's medical (including Exec-U-Care), dental, employee assistance program (EAP), vision, and life insurance programs (executive level term life insurance is two times annual salary up to $500,000 in 2002, increasing to $600,000 in 2003) effective the first day of the month following two consecutive months of service. You will be reimbursed for any COBRA premiums incurred during this waiting period at the rate of 148%.


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Sheri Miksa
September 9, 2002
Page 3 of 6


Professional Reimbursements: You will be reimbursed for reasonable expenses necessarily incurred in the performance of your duties, including, but not limited to, cell phone service, long distance telephone service, facsimile and duplication services, overnight and courier services, travel expenses, expenses related to attendance at industry conferences and membership in industry associations (i.e., National Restaurant Association) as well as Women's Foodservice Forum dues.

401(k) Plan: You will be eligible to participate in Rubio's 401(k) Plan effective the first day of the month following two consecutive months of service. Currently, after one year of service you will be matched at a rate of 25% of the first 6% of the salary you contribute. (Although our 401(k) plan allows for up to 15% of compensation as an employee's contribution, you should be aware that our most recent discrimination testing has limited actual contributions for highly paid executives to approximately 1%.)

Meal Discount: You and your family will be eligible for a meal discount of 50% for food consumed at Rubio's Restaurants.

Severance Benefits: If your employment is terminated, prior to a Change of Control, without Cause or upon Disability, as defined below, you will be paid, subject to signing our standard release agreement, six (6) months of your salary in effect as of your termination date, in thirteen (13) equal biweekly installments, and subject to all appropriate deductions and withholdings. In addition, you will have continued enrollment in the health and welfare plans (with the exception of the 401(k) plan as precluded by our Plan), including life insurance, for a period of six months or until your eligibility under another employer's group benefit plan, whichever event occurs first. If your employment is terminated after your first anniversary of employment, you will be retained as a consultant to the Company for a six (6) month period to advise and provide any information requested on a reasonable basis, and your options will continue to vest during the consulting period.

Severance Benefits Post Change of Control: If after a Change of Control your employment is terminated without Cause or upon Disability, as defined below, you will be paid, subject to signing our standard release agreement, twelve (12) months of your salary in effect as of your termination date, in twenty-six (26) equal biweekly installments, and subject to all appropriate deductions and withholdings. In addition, you will have continued enrollment in the health and welfare plans (with the exception of the 401(k) plan as precluded by our Plan), including life insurance, for a period of twelve (12) months or until your eligibility under another employer's group benefit plan, whichever event occurs first. During this twelve (12) month period, you agree to be retained as a consultant to the Company and to advise and provide any information requested on a reasonable basis.

Tax Treatment of Payments: If it is determined by your counsel (or other tax advisor) that any compensation payable to you under this offer, alone or when aggregated with other compensation payable to you, would constitute an "excess parachute payment" within the

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Sheri Miksa
September 9, 2002
Page 4 of 6


meaning of Section 280G of the Internal Revenue Code of 1986, as amended, as the net after-tax amount that you would realize from the compensation hereunder and from such other compensation, considering your federal and state income tax brackets and the effect of any nondeductible excise tax, would be greater if the compensation payable under this offer were limited so that no "excess parachute payment" were created, then the compensation payable hereunder shall be limited to the extent necessary to avoid creation of an "excess parachute payment."

Disability: "Disability" means the medical determination that you are eligible for benefits under the Company's long term disability insurance plan.

Cause: "Cause" means: (a) willful failure by you to substantially perform your duties under this agreement, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment (b) conviction of or a plea of "guilty" or "no contest" to, a felony or crime involving an act of moral turpitude, dishonesty, or misfeasance under the laws of the United States or any state thereof; (c) refusal to follow, or material neglect of, reasonable requests of the Company's Board of Directors or its designee(s), if unremedied following thirty (30) days' written notice; (d) conduct that substantially interferes with or damages the standing, reputation, financial condition or prospects of the Company, after you have been given ten
(10) days' notice and an opportunity to respond; or (e) a material or willful violation of a federal or state law or regulation applicable to the business of the Company. If your employment is terminated without Cause you shall be paid the Severance Benefits described above under Severance Benefits.

At-Will Employment: Employment with Rubio's Restaurants, Inc. is not for a specific term and can be terminated by you or the Company at any time and for any reason, with or without cause or advanced notice. The At-Will nature of your employment described in this offer letter shall constitute the entire agreement between you and Rubio's concerning the nature and duration of your employment and the circumstance under which you or the Company may terminate the employment relationship. No oral statement by any person can change the At-Will nature of your employment with Rubio's.

Although your job duties, title, and compensation benefits may change over time, the At-Will term of your employment with Rubio's can only be changed in writing, signed by you and the Chairman of the Company, and which expressly states the intention to change the At-Will term of your employment. Any prior representations to the contrary are superseded by the terms of this offer.

Confidentiality: One of the conditions of your employment with Rubio's is the maintenance of the confidentiality of Rubio's proprietary and confidential information. You agree during and after the period of your employment with Rubio's not to use, directly or indirectly, any confidential information other than in the course of performing duties as an employee of Rubio's. You further agree that during your term of employment and for two (2) years thereafter, not to encourage or solicit, directly or indirectly, any employee of Rubio's to


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Sheri Miksa
September 9, 2002
Page 5 of 6


leave the Company for any reason. You will be required to execute the Company's Proprietary Information and Inventions Agreement on your first day of employment.

Company Policy: As an employee of Rubio's, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Rubio's policy prohibiting harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

Arbitration: Rubio's maintains a policy of mandatory arbitration. This means that any and all disputes that you may have with Rubio's, or any of Rubio's other employees, which arise out of your employment will be resolved through final and binding arbitration. This includes, without limitation, disputes relating to offer letters, your employment by Rubio's or the termination thereof, claims for breach of contract, claims for breach of covenant of good faith and fair dealing, any claims of discrimination or harassment, any claims under any federal, state or local law or regulation now in existence or hereinafter enacted and amended from time to time concerning in any way the subject of your employment with Rubio's or your termination. You agree that arbitration shall be instead of any civil lawsuit and you waive your right to pursue any and all employment-related claims in court.

This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

The foregoing offer of employment with Rubio's is contingent upon your successful completion of a background check, pre-employment drug and alcohol screen, your execution of this letter, the Company's Proprietary Information and Inventions Agreement, the Company's Arbitration Agreement and all other forms presented at the time of hire. This offer is further contingent upon the Company's verification of the information provided to us in your application form, resume and attachments, if any.

The existence and terms of this offer letter should remain confidential except for disclosure to your spouse, attorneys, accountants and other tax or financial professional advisors to whom the disclosure is necessary.

Sheri, we are very excited about your joining our team. We are confident that you have much to contribute to the success of Rubio's. The strength of our organization, the quality and experience of our personnel, and your presence will facilitate this success.


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Sheri Miksa
September 9, 2002
Page 6 of 6


If you wish to accept our offer of employment on the terms described herein, please acknowledge your acceptance by signing below and returning the original to me. A copy of this letter has been enclosed for your records. If you have any questions, please do not hesitate to contact me.


Sincerely,

/s/ Ralph Rubio

Ralph Rubio, Chief Executive Officer &
Chairman of the Board of Directors
Rubio's Restaurants, Inc.




I have read, understand and accept the terms and conditions of the above offer of employment.




Accepted:  /s/ Sheri Miksa                           Date: September 9, 2002
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               Sheri Miksa